CONOLOG REPORTS RESULTS FOR THE
FISCAL QUARTER ENDED October 31, 2008
-Revenues Increase 147% over last year-

Somerville, NJ – December 15, 2008: Conolog Corporation (NASDAQ: CNLGD) announced today the results for the three months ended October 31, 2008.

          Product revenues for the three months ended October 31, 2008 totaled $456,681 representing an increase of 147% compared to the $184,553 reported for the same period last year. The Company attributes this to increased order releases.

          Product Cost for the three months ended October 31, 2008 and October 31, 2007 totaled $104,305 (22.8% of Product revenues) and $103,149 (55.9% of Product revenues respectively, a net reduction of 33.1%. The Company attributes this improvement to the standardizing of costs to build our new PDR-2000 systems, the outsourcing of assemblies and continued use of assembly standards under ISO-9000.

          Gross Profit (Loss) for the three months ended October 31, 2008 and October 31, 2007 amounted to $352,376 or 77.2% and ($18,596) or (10.1%) respectively, a direct result of the increase in deliveries as of October 31, 2008.

          Selling, general and administrative expenses for the three months ended October 31, 2008 amounted to $519,144, a reduction of $353,243 from the same period last year.

          Non-cash non-operating expenses for the three-month period included expenses related to the induced conversion cost of $180,505; $50,762 for amortization of deferred debenture discount and $118,012 for amortization of deferred debenture costs.

          As a result of the foregoing, the Company reported a net loss from operations of ($559,852) or ($.18) per share compared to a loss of ($2,858,965) or ($2.71) per share for the three months ended October 31, 2008 and 2007, respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.